UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FTAC ATHENA ACQUISITION CORP.
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Important Information

This communication is being made in respect of the proposed business combination contemplated by that certain Business Combination Agreement, dated as of August 3, 2021, by and between FTAC Athena Acquisition Corp. (the “Company”), and Pico Quantitative Trading Holdings LLC (“Pico”). On September 14, 2021, the co-CEO of Pico participated in a Fireside Chat at the 85TH STANY Annual Conference, the transcript of which is attached hereto. The materials are filed herewith pursuant to Rule 14a-12.

Additional Information About the Transactions and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”) and will mail a definitive proxy statement and other relevant documents to its shareholders. The Company’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with the Company’s solicitation of proxies for its extraordinary general meeting to be held to approve the Transactions, as these materials will contain important information about the Company, Pico and the Transactions. The definitive proxy statement will be mailed to shareholders of the Company as of a record date to be established for voting on the Transactions. Shareholders will also be able to obtain copies of the proxy statement, as well as other filings containing information about the Company, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: FTAC Athena Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104, Attn: Amanda Abrams.

Participants in Solicitation

The Company, Pico and certain of their respective directors and officers may be deemed participants in the solicitation of proxies of the Company’s shareholders with respect to the approval of the Transactions. Information regarding the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s final prospectus relating to its initial public offering, which was filed with the SEC on February 24, 2021. Additional information regarding the participants in the proxy solicitation, including Pico’s directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement for the Transactions when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to the Company as described above under “Additional Information About the Transactions and Where to Find It.”

In connection with the Transactions, at any time prior to the extraordinary general meeting to approve the Transactions, certain existing Company shareholders, which may include certain of the Company’s officers, directors and other affiliates, may enter into transactions with shareholders and other persons with respect to the Company’s securities to provide such investors or other persons with incentives in connection with the approval and consummation of the Transactions. While the exact nature of such incentives has not yet been determined, they might include, without limitation, arrangements to purchase shares from or sell shares to such investors and persons at nominal prices or prices other than fair market value. These shareholders will only effect such transactions when they are not then aware of any material nonpublic information regarding the Company, Pico or their respective securities.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to the Company’s or Pico’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the Transactions; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and Pico’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on the Company’s or Pico’s management’s current expectations and beliefs, as applicable, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or Pico’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the inability to complete the Transactions due to the failure to obtain approval of the shareholders of the Company or other conditions to closing in the Business Combination Agreement; (3) the ability of the public entity to meet Nasdaq’s listing standards following the Transactions; (4) the inability to complete the PIPE investment; (5) the risk that the proposed transaction disrupts current plans and operations of Pico as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and agents and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the business combination; (9) the possibility that Pico may be adversely affected by other economic, business, regulatory and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against the Company, Pico or any of their respective directors or officers, following the announcement of the potential transaction; and (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s final prospectus for its initial public offering, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and will also be provided in the Company’s proxy statement when available. New risks and uncertainties arise from time to time, and it is impossible for the Company or Pico to predict these events or how they may affect either party. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and Pico undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute a solicitation of a proxy, an offer to sell or the solicitation of an offer to buy any securities.

2021 STANY Frank Troise Fireside Chat

[00:00:00] Next up on our agenda. We have the honor and privilege of having Frank choice co CEO of Pico, who will be interviewed by Lindsay Norris, managing director, institutional sales and trading from instant net. I’m really looking forward to this of frankly, discussing his career and his successes at Pico and otherwise.

[00:00:21] Thank you, Lindsay. And Frank.

[00:00:29] Lindsay, I think you’re on mute.

[00:00:34] Good morning. Thank you so much for the introduction, Kim, as Kim mentioned, I’m Lindsay Norris and I focus on execution sales at incident, which includes selling incidents, entire suite of global trading products. I’ve been an incident for six years and not only am I a senior client relationship manager, but I also focus on new businesses.

[00:00:52] Frank. It’s really great to be hosting a fireside chat with you. In fact, it’s an honor. So thank you. And thank you. Stainy well, [00:01:00] it’s been a very long time since we worked together back at itj. I started at ITG in September of 2004. And you were head of client side sales and trading, which at that time included sales and product management of algorithmic trading, smart order routing and our execution management stuff.

[00:01:17] We overlapped for about six months or so. When in March of 2005, you went on to go and run U S electronic trading at Lehman brothers to be transparent. Your departure was a loss to our firm. We all felt it. You’re obviously, you’ve obviously been a leader in the financial services industry for a long time.

[00:01:35] Can you tell us a bit what you’re focusing on these days and share a bit about Pico and your career journey? Sure. Good morning everybody. And it’s a pleasure to be here with. Thank you for having me. I’ve been working in financial services for 30 years, and I’ve been fortunate to work with exceptional people in our industry, teammates, such as you Lindsay finance vendors and regulators.

[00:01:59] I joined Pico [00:02:00] about a year ago to partner with our long time industry colleague, Jared Dorcester who founded Pico in 2009. Jared and I have known each other for 20 years. Having been what we would say, our friendly competitor. He was at Merrill Lynch and I was at Lehman brothers when both firms participated in a number of industry initiatives.

[00:02:18] Remember these bats level, ATS bids, all thriving today. Jared has led the the build-out of an impressive business. Pico delivers mission, critical trading infrastructure, inclusive of data center services, exchange, and global connectivity real-time and historical market data and analytics to instrument capacity.

[00:02:40] And later. Pico does this globally for the trading community cross asset class. If I spin back the clock to my college years, I studied electrical engineering. And my first job out of school was as a systems engineer at NAC and upon electric corporation, it was the eighties and Japanese [00:03:00] engineering was front and center.

[00:03:02] We were designing and delivering analog and digital switching technology for voice and data transport. It’s hard to even believe that we’re talking about analog, given the data explosion that we’ve seen today, although I’m no longer the first year engineer, those technical skills required are far beyond my pay grade today.

[00:03:21] Pico brought me back to my roots, to the core foundational components of each trading. Pico focuses on the technical underpinnings required to deliver the capabilities that were needed by our squatted, ITG, Lehman, brothers, Barclays, and JPMC. With ITG. I got to do a round trip when I returned in 2016.

[00:03:41] That’s a firm that’s always near and dear to my heart. Frank, I would echo your sentiments about itj. I look back on my own time at ITG fondly, and it is a great example of not only my own personal journey, but also the industry and how does evolved over the years with the help of [00:04:00] technology and innovation as you and I both know it was cutting edge to our industry at that time.

[00:04:05] So tell me very exciting. Use it. Pico, can you take us up to speed on the recent news about Pico going public via spec and share any changes that will stem from that? Yes, it’s very energizing time at Pico. SPACs have been a vehicle for accessing capital via the public market for some time. And we’ve been on a very steep growth trajectory at Pico, and we’re interested in capitalizing Pico to continue to press forward both organic and.

[00:04:33] It’s a number of financial technology companies that have spawned over the last several years that are sub-scale and we can provide them with distribution channel, corporate infrastructure, technical infrastructure, and and, and the global apparatus, we concluded that doing a spec was the optimal path.

[00:04:52] We have a fantastic partner in F TAC, Athena led by Betsy Cohen and Amanda Abrams. We anticipate listing [00:05:00] in the fourth quarter of this. At Pico, we serve over 400 clients. Many of them are the most demanding and leading edge in our industry. We all operate in a complex, hyper competitive market, and there’s continuous pressure on global technology resources to meet the demands of front office, alpha generation and processing capacity.

[00:05:20] With this capital, we’ll be investing in our business to extend our leadership and infrastructure and enterprise analytics. Expand our geographic scope. We’re now in 45 market center hubs and broaden our offering to provide even greater value to our clients. We’re on a path toward becoming a one-stop shop for the foundational components of global each rating.

[00:05:42] That’s really exciting news about Pico. And we look forward to hearing more about it towards the end of the year. Clearly your incredible leadership continues. There’s obviously been ongoing changes in our industry over the years, but what do you think is still the same about it? And what do you think has changed the most over the.[00:06:00]

[00:06:01] I first learned about about the changing landscape of trading and execution. Believe it or not in an investments class while I was in grad school, zero nineties, we covered dot automated quotations and posit all were considered advanced. And as with anything new, somewhat controversial, a lot of those themes are the same today.

[00:06:21] This was the early nineties and technology was increasing the art of the possible for the introduction of new and different investment strategies. Advancements were occurring and back testing environments, reducing manual processing and decreasing the implicit and explicit costs to implement trading straps.

[00:06:39] The continuous change over the years has been sparked, but I buy what I see. And I think what many would agree are two key contributors advances in networking advances in technology as compute power and networking technologies and regulatory change. Of course, both of these get combined with the creative, creative thinking of people in our [00:07:00] industry, both open up the opportunity set for what’s possible innovation and investment trading and execution strikes.

[00:07:08] Inequities, we’ve seen a series of regulatory changes back to the order handling rule changes, reg ATS regen and asked, and the order of protection rule combined with compute and networking advances. We’ve had a plethora of electronic markets supporting various liquidity mechanisms and liquidity providers, exchanges, ACS crossing systems, electronic market-makers wholesaler.

[00:07:35] It’s been advances in software development, API APIs, desktop technology, leading to order management systems, execution management systems. We’re a long way away from the paper. And these tools have contributed to the ability to scale quantitative and passive investment and trading strategies. Think about trading an S and P 500 basket and late eighties paper order tickets, color coded, bring them down to the floor for the nicey [00:08:00] listed and the OTC names separately use of real time and historical data and analytics is pervasive today.

[00:08:06] Measuring execution quality once esoteric is now. Relatively straightforward, complex and sophisticated, but Don by all evaluating pre-trade execution strategies and managing risk, managing both capital and operational risk advances in networking technology have driven globalization. We’ve seen the trend toward global borderless trading firms can set up trading strategies globally with command and control through systems located elsewhere, New York, London, across the globe.

[00:08:42] Markets continue to open as capitalists pooled and governments look to attract capital. For example, the Chinese government just announced that they’re looking to open a new exchange in Beijing to serve small and medium sized enterprises, and already has two major stock [00:09:00] exchanges, Shanghai and Shenzhen.

[00:09:02] They’re looking to expand that Singapore seeking to become an FX hub for electronic. In addition to the traditional New York, London, and Tokyo centers. Additionally, if you look at both of these themes, both themes have influenced the electronification beyond equities. I saw this firsthand when I was responsible for cross asset class execution services at JP Morgan.

[00:09:26] Once again, technology, the application of technology combined with regulatory change. Dodd-Frank the FX probe and settlement led to significant electronification of F. Today we have several FX CCNs and marketplaces to transact their FX, algos, their transaction transaction cost analytics for FX, the rates business interest rate swaps VSS commodities, and we’re also, the industry is making headway in less liquid markets.

[00:09:55] For example, in credit market access, trade web entrance, such as true [00:10:00] mid continually Denovo technology driven players, looking to change the line. When I was first given responsibility for cross asset class execution services, many thought that, oh, here comes the equities person. He’s going to try to equitize fixed income.

[00:10:16] I’ve never believed in that. It’s not the equitization of fixed income and currencies commodities, but it’s the applicant. Of technology to the specific processes and workflows by asset class, with all aspects of the activity chain being evaluated for automation, greater decision-making intelligence and greater pricing capability through data and analytics, electronification of markets is something that really resonates with me.

[00:10:43] I’ve seen that in my seat, whether is it ITG or. You just mentioned regulatory change, but what do you think are the most pressing topics in the industry right now? And can you touch on what the regulators are looking at? Currently? The STC continues to [00:11:00] focus on protecting the retail investor, and this came back to the forefront with the activity in the meme stocks, for example, AMC and the execution clearing and capital issues that we saw this spring, that the bait payment for order flow.

[00:11:15] Rebates continues. And what we’ve seen though, there are many models, there are many types of participants. And my view is that they’ve always been good for our markets, diversity of various pricing models and mechanisms you’ll create greater liquidity. And that’s what the business is all about. How do we have more and more liquidity to support diverse trading strategies and investment options?

[00:11:36] Now what’s important though. And fundamental, I think this is a big mantra of sta national and stainy is that all participants operate with integrity within the rules of our system, whether that’s order handling operational competency, we all rely on each other to keep a stable platform and capital adequacy.

[00:11:55] The key has always been in these debates though. Let’s make these debates based on data, [00:12:00] and fortunately there’s more and more data available.

[00:12:06] Yeah, it’s very true. About more and more data being available. So putting the inevitable regulatory element aside for a moment, what do you think comes next in our industry as the visionary? What do you foresee? Yeah, once again, I don’t have a, I don’t have a crystal ball. The. You want to think about it?

[00:12:24] The starting point for our ecosystem is the management of assets and the deployment of capital or a significant amount of capital out there in the market today to be deployed and assets to be managed. Investors are always seeking returns and financial firms continue to deliver new products. Going back to the same theme.

[00:12:42] I expect, you know, data analytics, compute power to continue, continue to contribute to what’s next, whether it’s cryptocurrency. Pre-public private market trading, venues, fractional share trading. It all be technology, data and analytics that enable these solutions. It’s been [00:13:00] an explosion of data, the ability to capture and analyze massive amounts of data at finer and finer levels of granularity.

[00:13:07] And real-time feed it to AI machine learning models can be used for anomaly detection, anomaly detection and technology operations, as well as anomaly detection to provide opportunities for. At Pico, we have a product CorVel. It can capture at line late line rate burst speeds of a hundred gig distributed ledger technology reduces risk in the clearance and subtle settlement process.

[00:13:34] That’s another technology that’ll be put to play, but also by doing that unlocks capital to be deployed versus trapped as collateral. And another step toward the credibility of digital assets and supported by DLT distributed ledger technology. The Swiss Swiss regulator FEMA has authorized six, the digital exchange to act as a central securities depository and it’s affiliate SDX [00:14:00] trading to act as a stock exchange for digital securities.

[00:14:04] And they tout this as recognizing the potential of applying new technologies toward innovating and financial. Same thing, technology driven innovation, creativity of the people in our industry bring about new assets for people to innovate. What really hits home with me is when we were at ITG, we saw firsthand the evolution of posit from point in time, crossing to continuous crossing, Ascension electronic block crossing system that all evolves on the back of data, new technology and analytics.

[00:14:38] So now to shift our focus to something very relevant, another way that our industry has evolved is with respect to diversity, equity and inclusion, also known as D. One example goes back to when you and I started in the business a number of years ago. At that time, there were very few women in trading.

[00:14:57] Since then we have seen tremendous change. [00:15:00] The emphasis on diversity beyond just women has become front and center. You’ve long been an advocate for diversity in your experience, what have you seen work particularly well in this area? One of the things I like most about about coming to work and has always been one of my most favorite aspects of our business is working with high performance cross-functional teams.

[00:15:23] And this is an industry that attracts top talent. You know, they start with setting the objectives and determining the work that needs to be done in a culture. That’s going to be set to go about that. Moving into structuring the organization, the roles responsibility. Then identifying the skills and capacity required and finally most important filling the positions and setting that cultural tone.

[00:15:49] The best teams have always benefited from diversity. It’s been my experience, gender race, cultural age, educational, et cetera. I found that the right person [00:16:00] for the job, isn’t always the person with a specific sales skillset, but it’s often a high competency person with raw transferable skills. Who’s been looking for what we might consider a break.

[00:16:12] So take the time, find the candidate that might not have been the traditional character and having the traditional characteristics for the role and then provide sponsorship and guidance. I’ve found that sponsorship and guidance have always been hallmarks of success and for that role sponsor them and also think about sponsoring for future roles to develop that person’s talent.

[00:16:37] You know, I, I had a great manager many years ago going back 30 years and you know, he would take us he would take us all through, you know, pretty simple set of statements that really resonated with me back then. I’ll share them with everybody. It, it was all about getting people, as he said up the mountain and there were three approaches to getting three approaches to this one is once somebody gets [00:17:00] up the mountain.

[00:17:01] Do they look around and if no one is looking, do they kick someone back down the mountain? So they could be at the mountain stand alone and you know, and capture the advantages from that position. Scenario two, once you get up the mountain, do you look around, make sure your boss is watching and then reached down and helped pull someone up the mountain and then scenario.

[00:17:23] Once you’re up the mountain, just reach down, pull someone up the mountain. And clearly that’s what he was influencing us to be, was to be the person that’s in scenario three, always resonated with me for 30 years. So, you know, my mantra is give people challenging roles, sponsor support them to be successful.

[00:17:44] And I’ve been offered that hand to get up the mountain many times in my career. So keep passing it down.

[00:17:53] You know, Lindsay you’re senior woman in the industry, time leader, managing director. What insights would [00:18:00] you be willing to share that have contributed to your success? Well, I think my, my experience has been unique. I’m actually very fortunate. I’ve never felt discriminated against for being female.

[00:18:11] However, that being said, I have seen and heard of colleagues that have dealt with discrimination. I want to help in any way I can to support and grow other young women in our industry so that we put an end to these unfortunate experiences. I’ve had amazing mentors throughout my career, both male and female in a variety of corporate cultures that have helped me to grow in numerous.

[00:18:32] I have taken as much as I can from these amazing people. Perhaps this has helped me to shift the focus to be confident in myself, in my role, Frank, for example, you’ve always been a mentor I’ve learned so much from you. These experiences are, have been invaluable. My strong sense of self is attributed to the path that took me to where I am today.

[00:18:50] So to answer your question directly, the insight I would share. Is to absorb all you can from anyone that you were impressed by or respect along your [00:19:00] journey. This applies to my experiences and people in and outside of our industry. As from me, that all started with my dad. It sounds cliche, but he instilled in me.

[00:19:10] I could be, or do anything I wanted with hard work and being true to myself. I often say ingest that I’m in the same at work as I am outside of work. And that is my mantra. One last thing. Always be mindful of challenging relationships or situations, learn from them, handle them with grace and applaud yourself quietly.

[00:19:31] The result will be that you continue to grow and hone your skillset, both professionally and personally. Lindsay, thank you for sharing your insights. I know you’ve always been an advocate for promoting environments that foster diversity and inclusion, and I look forward to sponsoring more progress in this.

[00:19:50] Thank you Frank, many of the topics that we spoke to included industry evolution, globalization cross asset class, [00:20:00] electronification and regulatory influence on innovation will be discussed in more detail later in the day. Your incredible experience and vision within the industry. Continue to make you a standout.

[00:20:13] It’s been a pleasure to be here this morning. Thank you, Lindsay. And thank you to Stanley for having me.

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